Exhibit 10.1

Confidential portions of this Exhibit, denoted by bracketed asterisks, have been omitted and filed separately with the Securities and Exchange Commission in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.

NxStage Medical, Inc.

Chronic Outpatient Therapy Agreement

(As amended through January 10, 2014)

Date of Agreement:	November 24, 2009

Customer Name:	Fresenius USA Marketing, Inc. (“Customer”)

Street Address of Customer:	920 Winter Street

City, State, Zip of Customer:	Waltham, MA 02451

Customer Contact and Phone No.:	Jim Loendorf
Senior Director, Materials Management
(1-781-699-4514)

NxStage Customer Service Phone No.:	1-866-NxStage (1-866-697-8243)

Contract No.:	To be assigned

Contract Term:	From November 24, 2009 (the “Effective Date”) through December 31, 2016 (the “Initial Term”), which term shall be automatically extended on a month-to-month basis until one of the parties provides thirty (30) days prior written notice of termination.

Attached Schedules:	Schedule A:	General Terms and Conditions
	Schedule B-1:	Monthly Dialysis Supplies
	Schedule B-2:	Replacement/Ancillary Supplies
	Schedule B-3:	Delivery Services
	Schedule C:	Warranty/Service
	Schedule D:	Authorized Customer Locations (Schedule listing the Customer locations authorized to order under, and covered by, this Agreement.) Such locations may include (i) Customer’s dialysis clinics, (ii) independent dialysis clinics (including those affiliated with [**]) that have entered into management contracts with Customer covering the purchase of products, including the System One, and (iii) dialysis clinics held by Customer in a joint venture structure.

ALL TERMS (INCLUDING THOSE CONTAINED IN THE SCHEDULES ATTACHED HERETO) ARE ACCEPTED AND AGREED TO ON BEHALF OF:

FRESENIUS USA MARKETING, INC.			NXSTAGE MEDICAL, INC.

By:	/s/ Rice Powell		By:	/s/ Jeffrey H. Burbank
(authorized signature)			(authorized signature)
Rice Powell			Jeffrey H. Burbank
(printed name)			(printed name)
Co-CEO FMCNA		(title)	CEO		(title)

24 Nov ‘09			24 November 2009
(date)			(date)

Schedule A

Chronic Outpatient Therapy Agreement

General Terms and Conditions

The following general terms and conditions apply to the purchase of the NxStage System One (“System”), consisting of either a Cycler, Warmer and Stand, or a Cycler and PureFlow SL (Cabinet and Control Unit), as the case may be, System cartridges and fluids (“Supplies”), and related products and services for use in chronic outpatient therapy (“Related Products”). The System, Supplies and Related Products sold hereunder are referred to collectively as “Products”.

1. PURCHASES

The purchase of Supplies and Related Products must be initiated by purchase orders or NxStage System Patient Orders (“Patient Orders”; form available upon request), signed by the prescribing physician for the named patients who will receive chronic therapy. All System orders must be initiated by purchase orders. If the terms and provisions of the purchase order or Patient Order conflict with or are in addition to the terms of this Agreement, the terms of this Agreement shall control.

2. PRODUCTS AND PRICING

A. Pricing for Monthly Dialysis Supplies is outlined in Schedule B-1. Pricing for the purchase of System equipment and ancillary/replacement supplies is outlined in Schedule B-2. Pricing for delivery services is outlined in Schedule B-3. The prices on Schedules B-1 and B-2 are fixed through [**] and are thereafter subject to [**] as described in paragraph B below. The pricing for the delivery services in Schedule B-3 may be amended at any time at NxStage’s discretion with [**] days advanced written notice to Customer.

B. Starting [**], NxStage shall have the right to [**] the prices for each Product (as identified on Schedules B-1 and B-2) if Customer’s Active NxStage Chronic Patient Census (as defined in paragraph C below) is less than [**] as measured [**]. For the sake of clarity, if Customer’s Active NxStage Chronic Patient Census is equal to or greater than [**] as measured [**], then NxStage shall not have the right to [**].

C. For purposes hereof, the term “Active NxStage Home Patient Census” is defined to mean the Authorized Customer Locations’ aggregate number of [**] then prescribed to receive, and receiving, dialysis with the NxStage System One. The Active NxStage Home Patient Census shall not include patients prescribed to receive therapy with the NxStage System One (i) in a nursing home or an in-center self-care setting or (ii) in connection with an evaluation of more frequent therapy, home therapy or the System One (such as under NxStage’s “Experience the Difference” program). In addition, the Active NxStage Home Patient Census shall not include (a) [**] acquired by Customer or any Authorized Customer Location on or after the Second Amendment Effective Date (1) through the purchase of facilities which have, or did have, any type of program with NxStage with respect to the purchase, sale or rental of the System One for home use during the [**] prior to the closing date of the acquisition (each, an “Acquired Site), or (2) under any management contract, joint venture or other similar transaction entered into subsequent to the Second Amendment Effective Date with any facility which has, or did have, any type of program with NxStage with respect to the purchase, sale or rental of the System One during the [**] prior to the effective date of any such management contract, joint venture or similar transaction (each, a “Management Contract Site”) and (b) any patients added to an Acquired Site or Management Contract Site after the closing date of the acquisition or the effective date of the management contract, joint venture or other similar transaction, respectively. For the sake of clarity, both existing and new patients in Authorized Customer Locations existing as of the Second Amendment Effective Date that become joint venture locations after January 1, 2014 shall continue to be included in the Active NxStage Home Patient Census.

D. NxStage will on occasion supply Products sourced from other suppliers pursuant hereto. NxStage reserves the right to supply its own Products, once the same are commercially available, or to change the supplier of these Products from time to time. NxStage expects to, but has no obligation to, make additional products available for purchase by Customer from time to time. NxStage, therefore, reserves the right to amend the Schedules hereto to include additional product offerings with advanced customer notification.

E. The Products and services listed in Schedules B-1 through B-3 are subject to discontinuation in NxStage’s sole discretion or due to Force Majeure events.

3. LIMITATIONS ON SALE AND USE

All Products are to be used by the Customer in the continental United States at Authorized Customer Locations (as listed in Schedule D) and are not to be transferred, remarketed or resold. Notwithstanding the foregoing, Customer may (i) transfer Products to a third party in connection with the sale of an outpatient dialysis clinic by Customer which includes Products then in use by such clinic’s patients in the assets that are sold, and (ii) transfer, resell, and, in the case of Systems, rent Products to Authorized Customer Locations that are (a) independent dialysis clinics that have entered into management contracts with Customer covering the purchase of products, including the System One, and (b) dialysis clinics held by Customer in a joint venture structure, subject, in the case of subpart (i) and (ii) hereof, to NxStage’s prior written consent, which shall not be unreasonably withheld. Products are to be used only for chronic patient therapy for treatment of named patients or for training.

[**] completed Patient Orders and a purchase order for [**] Systems are required for a new site/facility startup. Additionally, the parties must agree to amend this Agreement, according to the procedures set forth in Section 23, to add a new site/facility as an Authorized Customer Location (as defined in Schedule D hereto). Customer agrees that simultaneous with the execution of this Agreement, Customer shall purchase, at the pricing set forth in Schedule B-2, all Systems that have been provided to [**] clinics, and that all Product purchases for such clinics shall be made pursuant to this Agreement from and after the Effective Date.

4. SHIPPING

Shipping is [**]. Monthly Dialysis Supplies (as that term is used in Schedule B) shipment quantities will be based on the prescribed frequency (as indicated in the Patient Order) and inventory needs of the patient, as reported by the patient to NxStage Customer Service. All prices for Monthly Dialysis Supplies (provided such Supplies are part of either (i) a patient’s standard delivery quantities pursuant to Patient Orders, or (ii) a patient’s travel delivery consistent with the terms hereof and as documented on a NxStage System One Vacation and Travel Form (copies of which are available on request)), include shipping costs to Customer’s patients’ homes or designated travel destination in each case in the 48 continental states via common carrier of NxStage selection unless otherwise stated, and include one patient delivery each [**] weeks, based on NxStage’s then-standard delivery policies for that geographical area. For all other deliveries, shipping costs will be prepaid by NxStage and added to the Customer’s invoice. NxStage shall use reasonable diligence to ensure that Products are shipped according to Customer’s delivery requirements. Any extra charges for special services are prepaid by NxStage and added to the Customer’s invoice. The schedule of special services is outlined in Schedule B-3.

If an expedited shipment (requiring delivery in less than [**] business days) must be made at Customer’s request, Customer agrees to pay for all incremental Product-shipping charges in excess of what standard shipping costs would be for unexpedited shipment. Without limiting the foregoing, Customer agrees that its patients are expected to accurately report their levels of Supplies inventory to NxStage Customer Service on a monthly basis. If patients fail to do this, and require expedited shipments of Supplies to perform dialysis therapy at their prescribed frequencies, Customer agrees to pay for all incremental Product-shipping charges in excess of what standard shipping costs would be for unexpedited shipment. NxStage reserves the right to charge Customer (or to increase Monthly Dialysis Supplies pricing) for Supplies consumption above the applicable prescribed frequency, as measured on a calendar monthly basis, or if usage is above standard usage levels.

Customer must notify NxStage Customer Service in writing of any irregularity in a Product shipment within the later of [**] business days of receipt of the shipment or [**] business days discovery of a concealed defect in such shipment. All evidence of shipping damage or over- or under- shipment should be noted on the carrier’s freight bill and the carrier should countersign the document. In the absence of timely written notice, acceptance will be conclusively presumed. NxStage shall use reasonable efforts to replace goods damaged in transit and to remedy Product delivery shortages within [**] business days of receiving notice thereof from Customer.

5. VACATION/TRAVEL SUPPLIES (Including Premixed Bags for PFSL Patients)

Monthly Dialysis Supplies prices are extended to Customer’s traveling patients when traveling within the 48 continental states as long as NxStage is given at least [**] business days’ notice of the change in delivery site, NxStage receives a prescription using the NxStage System One Vacation and Travel Form from the patient’s physician requesting travel delivery at least [**] business days in advance of the requested change in delivery site, and NxStage is not required to alter standard case shipping volumes to satisfy special travel/vacation delivery requirements. This benefit may be used for no more than [**] trips per patient; for a maximum of [**] weeks per patient in total annually. Requests for travel/vacation delivery in excess of [**] trips or [**] weeks annually, to locations outside of the 48 continental states, in non-standard shipping volumes, or which are made with insufficient notice, shall be subject to approval from NxStage and may be subject to additional charges. NxStage shall act in good faith to make additional travel/vacation deliveries to Customer’s patients at no additional charges, and shall give due consideration to vacation time unused by Customer’s other patients. Customer’s patients’ Monthly Dialysis Supplies shipments shall be adjusted to account for all travel Supplies delivered. NxStage will not arrange for delivery of Systems. Customer is responsible for transporting Systems according to the shipping directions provided by NxStage in the device Operator’s Manuals and other supplements as required, and Customer shall be responsible for any damages to Systems as a result of any improper shipping by Customer or its patients.

Moreover, an allotment of PureFlow Express Premixed Dialysate bags will be made available to Customer for distribution to its NxStage PureFlow SL patients [**] to allow for vacation, travel, and other usage. Allotments shall be made on an Authorized Customer Location basis. The initial allotment balance per Authorized Customer Location (“Balance”) shall be equal to [**] cases of PureFlow Express Premixed Dialysate multiplied by [**] such location’s patients prescribed to receive PureFlow SL Monthly Dialysis Supplies as of the Effective Date. Thereafter, the Balance shall be recalculated at the end of each calendar month per Authorized Customer Location according to the following formula:

•	Add: [**] cases of Premixed Dialysate multiplied by [**] such location’s patients then prescribed to receive and receiving PureFlow SL Monthly Dialysis Supplies at home at the start of that calendar month

•	Add: [**] cases of Premixed Dialysate multiplied by [**] such location’s [**] PureFlow SL [**] at home during that [**] (adjusted, as appropriate, for [**])

•	Subtract: Actual shipments during that calendar month of Premixed Dialysate, in cases, to such location’s patients then prescribed to receive and receiving PureFlow SL Monthly Dialysis Supplies, not including cases purchased as part of an initial reserve inventory shipment and as adjusted in good faith by NxStage to exclude cases shipped to support reported PureFlow SL reliability events.

If the calculated Balance is negative, NxStage shall bill Customer for such negative Balance at pricing listed in Schedule B and the Balance will be [**] to start the subsequent calendar month. Any positive Balance shall be carried to the subsequent calendar month, provided such positive Balance, in cases, will never exceed the number of such Location’s patients then prescribed to receive and receiving PureFlow SL Monthly Dialysis Supplies at the end of that month multiplied by [**]. Balance information shall be provided to Customer upon Customer’s request.

6. PAYMENT

Upon successful credit review by NxStage, terms will be [**]. Payments made more than [**] days after the stated term will be subject to a past due service charge of [**] per month (or the highest rate permitted by applicable law, whichever is less), except for any portion of an invoice disputed by Customer in good faith. Any invoice dispute must be made by Customer in good faith. Customer must notify NxStage of any invoice disputes in writing within [**] days of its receipt of an invoice, and the parties shall take all commercially reasonable efforts to resolve any billing disputes within [**] days.

If Customer fails to pay its undisputed balance within [**] days of the date of the invoice, NxStage may, at its option, upon [**] days written notice and Customer’s failure to cure within such [**] days, terminate this Agreement and any other agreements between NxStage and Customer or modify their payment terms.

7. DISCOUNTS AND REBATES

Discounts and rebates earned under this Agreement are “Discounts or Other Reductions in Price” to Customer under 42 U.S.C. §1320a-7b(b)(3)(A) of the Social Security Act, and must be properly reported on applicable Medicare and Medicaid cost reports. Customer should retain a copy of this Agreement and all related notices and communications from NxStage, together with invoices hereunder (which will indicate that a discount or end of period rebate may apply) and permit agents of the U.S. Department of Health and Human Services or any state Medicaid agency access to such records upon request.

In order to assist Customer’s compliance with such obligations, NxStage shall fully and accurately report all discounts on the invoices or statements submitted to Customer, or where the value of a discount is not known at the time of sale, NxStage shall fully and accurately report the existence of the discount program on the invoices or statements submitted to Customer and when the value of the discount becomes known, provide Customer with documentation of the calculation of the discount identifying the specific Products to which the discount will be applied. At Customer’s request, NxStage shall also provide Customer with any other information necessary for Customer to comply with such obligations.

8. TAXES

Quoted prices do not include sales, use, excise or similar taxes. Customer agrees to pay promptly any and all applicable taxes, assessments, or other charges levied or assessed on or with respect to the acquisition, possession, or use of any Products, and shall reimburse NxStage if NxStage has paid such taxes, excluding, however, any taxes on or measured by NxStage’s net income.

9. BILLING, THERAPY DISCONTINUATION, AND HOSPITALIZATION CREDITS

Monthly Dialysis Supplies are billed on a monthly basis, by calendar month at the beginning of the calendar month. Each patient shall be designated by prescription as either a PureFlow SL patient or an Express patient. Supplies outside of the Monthly Dialysis Supplies for PFSL patients (e.g., PureFlow Express premixed dialysate, except for the provisions of Section 5) and for Express patients (e.g., PFSL supplies) shall be billed independently according to pricing in Schedule B-2.

For Supplies under the Monthly Dialysis Supplies, billing will commence when patient initiates therapy (as noted on the Patient Order), and will continue until written notification of discontinuation of therapy is received (using the NxStage Patient/Customer Status Form, available upon request). The monthly billing amount will be adjusted only (i) during the first month of therapy (to account for the portion of the month prior to a patient’s therapy start date), or (ii) in the event of documented hospitalization leading to missed NxStage therapy treatments.

Except as provided below, in the case of documented hospitalizations, no credit shall be given for missed treatments, for any reason, including patient noncompliance. In the event of a documented hospitalization, [**]. Documentation of hospitalizations must be provided (using the NxStage Patient/Customer Status Form) to NxStage within [**] days of the date of discharge in order to be eligible for such a pro-rated credit. Monthly Dialysis Supplies shipments will be adjusted appropriately to account for missed days of therapy for any reason, and Customer’s patients are expected to accurately report their inventory of Supplies to avoid over-deliveries or product shortages.

It is the Customer’s responsibility to retrieve and/or dispose of all unused Supplies at patient discontinuation. No credit will be issued for any Monthly Dialysis Supplies retrieved by Customer that have not been invoiced. Supplies retrieved that have not yet been invoiced must either be returned to NxStage, at NxStage’s expense or used by Customer. Once such supplies are assigned for use, NxStage shall invoice Customer for such supplies, and adjust subsequent deliveries. If retrieved supplies were invoiced, NxStage will apply, at Customer’s request, a credit against future Monthly Dialysis Supplies orders, as set forth in Patient Orders, if the retrieved Supplies are used for a future patient, are unexpired, and are consistent with the future patient’s prescription. The amount of the credit applied shall be based upon the number of treatments that can be fully performed with such retrieved Supplies. Customer may request that NxStage retrieve the System and Supplies and return them to the center at the charges outlined in Schedule B.

[**].

10. MAINTENANCE AND UPGRADES

At its option, NxStage may conduct routine maintenance on the System(s) and any other equipment shipped to Customer under this Agreement. Customer shall provide NxStage with reasonable access to these devices during Customer’s normal business hours, Monday through Friday (not including holidays), to conduct such maintenance, at NxStage’s request upon reasonable prior notice. As part of an ongoing maintenance program, NxStage may elect to install reasonable Product upgrades, at no cost to Customer. NxStage does not, however, guarantee that any upgrades will be installed on Products shipped to Customer under this Agreement.

11. WARRANTY/SERVICE

NxStage warrants the Systems, Supplies and Related Products according to the terms outlined in Schedule C. THESE WARRANTIES CONTAIN CUSTOMER’S SOLE REMEDIES AND ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12. RISK OF LOSS (only for items to which NxStage retains title)

Customer is entirely responsible for any loss of or damage to any property or equipment provided to Customer hereunder and to which NxStage retains title from whatever causes, except for normal wear and tear and defects in materials and workmanship (an “uncovered loss”). If NxStage determines that any such property or equipment which has an uncovered loss is repairable, Customer will pay NxStage’s cost of repair or replacement and NxStage will either repair the damaged device or replace it with another device in good working order, which may or may not be new. If NxStage determines that a device, which has an uncovered loss, is not repairable, Customer will pay NxStage the [**] for that device [**] by NxStage, return the device to NxStage, and NxStage will provide a replacement device in good working order. If a device is lost, discarded or stolen, Customer shall pay NxStage the [**] for that device and NxStage shall have the discretion to either terminate this Agreement, or to provide Customer with a replacement device. With the exception of the Cycler Log Files, and any related computer, or in the context of a service swap, NxStage agrees that it shall not ship items to Customer to which NxStage will retain title without Customer’s prior written consent, which shall not be unreasonably withheld.

13. CUSTOMER SERVICE

NxStage Customer Service is available during NxStage’s normal business hours, Monday through Friday (not including holidays), to support its customers’ product ordering needs. NxStage provides 24/7 technical support for its customers’ System servicing needs. Clinical and technical questions raised by Customer’s users with NxStage Customer Service will be referred, if possible, to Customer’s facility, to ensure consistency in patient care and adherence with Customer’s policies and procedures.

14. TRAINING

At initiation of a new Authorized Customer Location, Customer agrees to use reasonable commercial efforts to select at least [**], and preferably [**], staff [**] to serve as Customer’s expert user of the Products and trainer of subsequent staff, and shall use reasonable commercial efforts to schedule appointed staff and at least [**] to be available for treatment during the Authorized Customer Location’s start-up week. Provided the above, NxStage agrees to provide [**] days of on-site in-servicing and support training at each center start-up, and a [**] “Training Package” of [**] cartridges for each center start-up for non-clinical use solely in connection with training. At its option, Customer may purchase additional on-site NxStage clinical educator days for $[**]/day, plus reasonable travel and lodging expenses, with a valid purchase order.

15. ACCESS TO SYSTEM DATA

The System may have an internal computer that records all Systems operations, such as alarms and Cycler control panel touches (“Cycler log files”). Customer agrees that, even with purchased Systems, the Cycler log files and the computer containing them, are the property of NxStage, agrees not to tamper with or destroy Cycler log files or the computer, and to make available such log files and computer to NxStage at reasonable times within [**] hours of NxStage’s request. NxStage shall keep this information confidential and shall use it for continued product improvement and service. For so long as Systems are in use by Customer for chronic outpatient therapy, NxStage hereby grants Customer an irrevocable license to access and use the treatment specific data (e.g., flow rates, treatment times, alarms) contained in all Cycler Log Files created in connection with Customer’s patient treatments using Systems purchased by Customer; provided that NxStage shall have no obligation to summarize such data or otherwise manipulate such data on Customer’s behalf; and provided further that NxStage shall have no obligation to service the computer generating such Cycler Log Files beyond [**] years after the original System purchase date. Customer understands that such data is not automatically transmitted from Cyclers to NxStage and that Customer is responsible for ensuring the transmittal of such data to NxStage. Customer further understands that NxStage can not guarantee the completeness of such data, as the same may be impacted by power outages, improper connections between the Cycler and the computer that records the Cycler Log Files, or other disruptions in Cycler or computer operations. Customer acknowledges and agrees that it has no expectation that the Cycler Log File information will be analyzed by NxStage.

Customer understands that Cycler Log Files do not presently capture patient clinical data (defined to mean patient physiologic parameters such as blood pressures, hear rates, URRs, and Kt/Vs) (“Patient Clinical Data”). NxStage agrees that all of Customer’s Patient Clinical Data shall be the property of Customer but that NxStage may continue to use such data learned by NxStage in the ordinary course of its business for complaint investigations, product improvements and service.

16. FORCE MAJEURE

NxStage or Customer will not be liable for any failure to perform under this Agreement, including any failure or delay in delivering Products, that is caused by raw material shortages, manufacturing or supply problems, delivery or labor problems, strikes, fires, floods, riots, acts of war, lock-outs, judicial or administrative orders, interruptions in transportation, inability to obtain materials upon reasonable prices or terms, or causes beyond NxStage’s control. In such events, NxStage shall allocate Products and training capacity to Customer consistent with Customer’s then current share of NxStage’s Products in the field, and agrees that, during the duration of any inability to supply, Customer shall be relieved of its Minimum Purchase Requirements (as set forth in Schedule B-2) to the extent such inability to supply directly prevents Customer from satisfying these obligations. Such obligations shall be reinstated upon the conclusion of an inability to supply, with such adjustments thereto as mutually agreed to by NxStage and Customer so as to reflect the impact of such inability to supply on Customer’s patient volumes.

17. CONFIDENTIALITY

NxStage and Customer agree not to disclose [**] regarding this Agreement to any other party.

18. USE OF NAME

Neither party will use the other party’s name in promotional materials without the other party’s consent. NxStage may refer to Customer as a customer of NxStage when asked, or if required by law. Additionally, notwithstanding the foregoing, NxStage may refer to Customer on NxStage’s website under a “Find a Provider” or similar feature.

19. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE, OR OTHER INDIRECT DAMAGES. In addition, in no event will NxStage’s total liability to Customer exceed the [**] NxStage by Customer for all Systems purchased hereunder.

20. INSURANCE

NxStage shall, during the term of this Agreement and for a period of six (6) years following the termination or expiration of this Agreement, maintain product liability insurance for the Products. The insurance must have minimum limits of at least five million dollars ($5,000,000) per occurrence.

NxStage shall, during the term of this Agreement and for a period of three (3) years following the termination or expiration of this Agreement, maintain comprehensive general liability insurance and broad form contractual liability insurance to cover claims related to its premises and operations, personal injuries, property damage and independent contractors. The insurance must have minimum limits of at least one million dollars ($1,000,000) per occurrence.

Simultaneously with the execution of this Agreement, NxStage shall provide to Customer certificates of insurance, issued by a company or companies reasonably acceptable to Customer, evidencing the existence of the insurance required to be maintained pursuant to this Section 20 and providing that Customer is an additional insured under such policies. NxStage agrees to provide at least thirty (30) days notice of the expiration or cancellation of any insurance required by this Section 20.

21. INDEMNIFICATION

NxStage agrees to indemnify, defend and hold harmless Customer, its officers, directors, employees, agents, successors and assigns (each, a “Customer Indemnity”) from any and all third party claims, demands, actions, losses, proceedings, expenses, damages, liabilities, costs, expenses (including reasonable attorney’s fees and costs) and judgments (“Loss”) arising out of (i) injury or damage caused by any design or manufacturing defect of the Products covered under this Agreement when such Products are used in accordance with NxStage User’s Guides and package inserts, (ii) the negligent acts or omissions of NxStage or its employees or agents, (iii) any claim or allegation that the use of the Products in accordance with the terms of this Agreement and with then-current Product user’s guides or instructions for use infringes upon any United States intellectual property right of any third party, and (iv) any breach by NxStage of its representations, warranties and covenants hereunder; provided in each case that such indemnity shall not apply to the extent any Losses arise out of the negligence or willful misconduct of any Customer Indemnity or its patients.

Customer agrees to indemnify, defend and hold harmless NxStage, its officers, directors, employees, agents, successors and assigns (each, a “NxStage Indemnity”) from any and all Loss arising out of (a) the negligent acts or omissions of Customer or its employees or agents, or patients, or (b) any breach by Customer of its representations, warranties and covenants hereunder; provided in each case that such indemnity shall not apply to the extent any Loss arises out of the negligence or willful misconduct of any NxStage Indemnity.

22. CUSTOMER REPRESENTATION

Customer warrants and represents that this Agreement and all purchase orders, Patient Orders, amendments, and other documents provided hereunder has been and shall be duly executed by its duly authorized officers or agents, and that NxStage shall be entitled to rely on and perform under all such documents. Customer further represents that Fresenius USA Marketing, Inc. is the primary entity through which Fresenius Medical Care AG & Co. KGaA, and its subsidiaries, sell renal products (including dialysis equipment and related disposables) in the United States.

23. ENTIRE AGREEMENT, AMENDMENT, ASSIGNMENT AND GOVERNING LAW

This Agreement and the CDA contain the entire agreement between NxStage and Customer relating to the subject matter hereof. All prior negotiations, correspondence and covenants of the parties not set forth in this Agreement or the CDA are not binding on either Customer or NxStage. Any conflicting or additional terms contained in any purchase order or other document submitted by Customer shall not be valid unless signed by the Chief Financial Officer or Chief Executive Officer of NxStage. Any amendment to this Agreement, including without limitation, any requests to add Authorized Customer Locations, shall only be effective if agreed to in writing by both parties, and in the case of NxStage, if signed by the Chief Financial Officer or Chief Executive Officer of NxStage. On and after January 1, 2010, Customer shall not be restricted from adding new sites/facilities to Schedule D in any continental U.S. location provided (i) NxStage in-service and [**] has been scheduled for each such new site/facility, (ii) the site/facility had developed appropriate policies and procedures and [**] materials related to the System One, and (iii) Customer is not otherwise in breach of this Agreement. NxStage will in good faith consider expanding the territory covered by this Agreement to include Hawaii, Alaska and U.S. Territories, provided the parties are able to mutually agree to terms, including without limitation, relating to pricing, shipping and service. This Agreement will be governed by the laws of the Commonwealth of Massachusetts and may not be assigned in whole or in part by Customer without NxStage’ prior written consent. This Agreement shall survive a change-in-control of either party, and may be assigned by Customer or NxStage to any of its affiliates; provided that as a condition to such assignment, the Agreement shall be guaranteed by Fresenius USA Marketing, Inc. or NxStage Medical, Inc., respectively. Those provisions which are intended to survive the termination of this Agreement, including without limitation Sections 3, 5, 6, 7, 8, 11, 12 and 15 through Section 29 shall survive termination, and shall further apply to the affiliates of each of Customer and NxStage during the Contract Term and thereafter.

24. NOTICES

All notices required or permitted to be given hereunder shall, unless expressly provided otherwise, be in writing, properly addressed, postage pre-paid and delivered by hand, certified or registered mail, postage prepaid, or overnight courier with instructions for overnight delivery, to the parties at their notice address set forth in this Agreement. A notice will be deemed effective as indicated: (i) if in writing and delivered in person, on the date it is delivered, or one day following delivery to an overnight courier with instructions for overnight delivery; or (ii) if sent by certified or registered mail (airmail if overseas) (return receipt requested) five (5) days after deposit in the US mails. NxStage or Customer may change its notice address by providing notice thereof in accordance with this Section.

Notices should be sent to the following addresses:

Fresenius USA Marketing, Inc.

Senior Director, Materials Management

920 Winter Street

Waltham, MA 02451

With a copy to Customer’s General Counsel at the same address

NxStage Medical, Inc.

Senior Vice President, Commercial Operations

439 South Union Street, 5th Floor

Lawrence, MA 01843

With a copy to NxStage’s General Counsel at the same address

25. TERMINATION

If one of the parties hereto becomes the subject of bankruptcy proceedings, becomes operated by a receiver, makes an assignment for the benefit of creditors, or loses its eligibility to bill for services under the Medicare or Medicaid programs, then the other party hereto, may, at its option, terminate this Agreement and any other agreements between NxStage and Customer. Upon termination, NxStage shall be obligated to continue to sell Customer Monthly Dialysis Supplies at pricing and on terms consistent with those provided to its other customers buying similar quantities, for so long as Customer has patients using the System, up to a maximum of six (6) years from the original purchase date of each System.

26. SEVERABILITY

In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, provided however if any such term is an essential element of this Agreement without which either Party would not have entered into this Agreement, the parties shall promptly negotiate in good faith a replacement therefor, failing which the Agreement may be terminated by either Party.

27. NO WAIVER

No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

28. PUBLICITY.

Neither party shall issue a press release or announcement concerning this Agreement or the transactions contemplated hereby. Nothing contained in this paragraph shall prevent any party from making any disclosures required under the Securities Exchange Act of 1934, as amended, or under the rules and regulations of any national securities exchange on which its shares of capital stock are listed; provided however, that if this Agreement is required to be publicly filed, the party obligated to file shall endeavor in good faith to obtain the consent of the other party hereto with respect to the form of the documents to be filed and a request for confidential treatment of all sensitive business terms contained herein.

26. ARBITRATION.

Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by confidential binding arbitration. The parties hereto shall mutually select one arbitrator, or if the parties are unable to agree, the American Arbitration Association (the “AAA”) shall select such arbitrator. The arbitration shall be governed by the Commercial Arbitration Rules of the AAA then in effect. The place of arbitration shall be New Castle County, Delaware.

The arbitrators’ authority to grant relief shall be subject to the United States Arbitration Act at 9 U.S.C. 1-16 et seq., or any amendments thereof or successor Law (the “Arbitration Act”), the provisions of this Agreement, and the ABA-AAA Code of Ethics for Arbitrators in Commercial Disputes.

The arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitrator shall have no power or authority to make awards or issue orders of any kind or amount other than as expressly permitted by this Agreement. The decision of the arbitrator shall follow the plain meaning of the relevant documents. The decision of and award by the arbitrator shall be final, binding and conclusive upon such parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. All post award proceedings shall by governed by the Arbitration Act.

Schedule B-1

Chronic Outpatient Therapy Agreement

Monthly Dialysis Supplies

A. The following pricing terms apply to the purchase of Monthly Dialysis Supplies for NxStage System One patients. “Monthly Dialysis Supplies” shall mean the PureFlow SL Monthly Dialysis Supplies or Express Monthly Dialysis Supplies required for one month of therapy. “PureFlow SL Monthly Dialysis Supplies” shall mean System One cartridges with pre-attached filter and PureFlow SL disposable cartridges and sets required to prepare PureFlow dialysate for the prescribed therapy frequency and fluid volume. “Express Monthly Dialysis Supplies” shall mean System One cartridges with pre-attached filter and bagged PureFlow Express premixed dialysate for the prescribed therapy frequency and fluid volume. Pricing is per patient month and shipments of Monthly Dialysis Supplies will be based on the prescribed frequency and the inventory needs of the patient, as reported by the patient to NxStage customer service.

B. Pricing for PureFlow SL Monthly Dialysis Supplies is only valid where patient’s incoming water quality meets panel 1 and panel 2 of the EPA Safe Drinking Water Act. Customer shall provide sufficient evidence of incoming water quality to NxStage upon NxStage’s request. Pricing for Express Monthly Dialysis Supplies is only valid for patients within [**] miles of the applicable Authorized Customer Location responsible for that patient’s care. For patients outside of this [**] mile radius, additional charges may apply.

C. Invoices shall be sent to the applicable Authorized Customer Location and a copy of each such Invoice shall be sent to the corporate division responsible for such Authorized Customer Location.

D. As set forth in the price list table below, and subject to the requirements below, pricing for Monthly Dialysis Supplies in any particular calendar quarter will be calculated based on [**] (as measured on the last day of the immediately preceding [**]). For purposes hereof, the term [**] is defined to mean the [**].

E. For purposes of clarification, the following shall not be counted towards [**]:

(a)	[**];

(b)	patients prescribed to receive therapy with the NxStage System One (i) in a nursing home or in an in-center self-care setting or (ii) [**]; and

(c)	any chronic patients that are prescribed to receive home therapy with the NxStage System One at an Acquired Site or Management Contract Site (as such terms are defined in Schedule A, Section 2).

F. Subject to any [**] that may be applicable pursuant to Schedule A, Section 2, during any calendar quarter during the Initial Term, Customer shall receive the Contract Price listed in the third column of the price list below (the “Contract Price”) so long as Customer meets or exceeds the following threshold [**] applicable to the immediately preceding [**]:

Immediately Preceding [**]	Threshold [**]
[**]	[**] or more
[**]	[**] or more
[**]	[**] or more
[**]	[**] or more
[**]	[**] or more
[**]	[**] or more

G. If Customer fails to achieve the threshold [**] applicable to the immediately preceding [**] as identified above, Customer’s pricing during a [**] will be as outlined in the price list table below. For the sake of clarity, even if Customer has failed to achieve the Contract Price in a [**] for failure to meet the threshold [**] applicable to the immediately preceding [**], Customer may still achieve the Contract Price in another [**] if Customer meets or exceeds the [**] applicable to the immediately preceding [**].

By way of example only, if Customer’s [**] is [**] at the end of [**], then Customer’s pricing for [**] will be the Contract Price.

By way of further example, if Customer’s [**] is [**] at the end of [**], then Customer’s pricing for [**] will be as listed in the price list table below under the column entitled [**] Pricing. If Customer’s [**] is then [**] at the end of [**], then Customer’s pricing for [**] will be the Contract Price.

Schedule B-1 (continued)

Chronic Outpatient Therapy Agreement

Monthly Dialysis Supplies

NxSTAGE PRICE LIST — MONTHLY DIALYSIS SUPPLY PACKAGES*^

Therapy Packages	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]		[**]	[**]	[**]	[**]	[**]	[**]
PF-17-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-20-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-20-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-20-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-20-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-20-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-25-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-25-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-25-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-25-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-25-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-30-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-30-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-30-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-30-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-30-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-35-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-35-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-35-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-35-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-40-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-40-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-40-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-40-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-50-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-50-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-50-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-50-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-60-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-60-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-60-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
PF-60-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Schedule B-1 (continued)

Chronic Outpatient Therapy Agreement

Monthly Dialysis Supplies

Therapy Packages	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]		[**]	[**]	[**]	[**]	[**]	[**]
EX-15-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-15-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-15-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-15-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-15-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-20-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-20-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-20-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-20-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-20-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-25-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-25-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-25-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-25-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-25-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-30-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-30-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-30-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-30-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-30-N-7-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-35-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-35-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-35-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-35-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-40-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-40-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-40-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-40-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-45-N-E-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-45-N-4-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-45-N-5-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]
EX-45-N-6-SUP	[**]	[**]	[**]	[**]	[**]	[**]	[**]

* [**]

Schedule B-1 (continued)

Chronic Outpatient Therapy Agreement

Monthly Dialysis Supplies

Patient Reserve Quantity Inventory

Customer shall purchase a backup inventory of Supplies (the “Reserve”) for each patient at the time Customer submits the initial Patient Prescription Order for such patient. The price for a [**] Reserve and a [**] Reserve are set forth in the table below.

Reserve (placed at time of initial Patient Prescription)
[**]	[**] of applicable pricing for Monthly Dialysis Supplies
[**]	[**] of applicable pricing for Monthly Dialysis Supplies

With respect to PureFlow SL patients for whom Customer has purchased a Reserve (whether [**] or [**]), NxStage shall ship [**] of PureFlow Express Premixed Dialysate bags. Such bags shall be used in those instances when there has been a reliability issue, as determined in Customer’s reasonable discretion, with a batch of dialysate made by such patient using the PureFlow SL. If a patient must use such bags due to a PureFlow SL reliability issue, then [**] to Customer, NxStage shall replenish the bags of PureFlow Express Premixed Dialysate. If the PureFlow Express Premixed Dialysate bags are used for a purpose inconsistent with a PureFlow SL reliability issue, then NxStage will [**] for replacement of the PureFlow Express Premixed Dialysate bags, including any expedited shipping requested. These replacement PureFlow Express Premixed Dialysate bags will be subtracted from the Balance, as described in Schedule A, Section 5.

Schedule B-2

Chronic Outpatient Therapy Agreement

Equipment/Ancillary/Replacement Supplies

The following pricing applies to the purchase of System equipment. System equipment will be in good working order. System equipment may or may not be new.

Part Number	Category	Description	Quantity	[**]	[**]
NX1000-1	Hardware	NxStage System One™ Cycler Only	Each	[**]	[**]
FW-200	Hardware	Comfortmate Fluid Warmer	Each	[**]	[**]
FW-300	Hardware	Express Fluid Warmer	Each	[**]	[**]
NX2000-1	Hardware	PureFlow SL Control Unit	Each	[**]	[**]
NX2000-2	Hardware	PureFlow SL Cabinet	Each	[**]	[**]
NX0807	Hardware	Cycler (Including Warmer and Stand)	Each	[**]	[**]
NX0808	Hardware	Cycler (Including Warmer and Stand)	Each	[**]	[**]
NX0809	Hardware	Cycler (Including Warmer and Stand)	Each	[**]	[**]
NX0811	Hardware	Cycler (incl. Warmer & Stand), PFSL Control Unit, and Cabinet	Each	[**]	[**]
NX0812	Hardware	Cycler (incl. Warmer & Stand), PFSL Control Unit, and Cabinet	Each	[**]	[**]
NX0813	Hardware	Cycler (incl. Warmer & Stand), PFSL Control Unit, and Cabinet	Each	[**]	[**]

TECHNOLOGY [**]

In consideration of (a) the revised pricing structure for Monthly Therapy Packages (including the possibility of [**] in accordance with Schedule A, Section 2) and (b) the addition of [**] to cover certain Equipment Service and Maintenance Costs (as described in Schedule C), NxStage hereby agrees to [**].

Such [**] can take place when a [**] is returned for service, in which case Customer shall not be responsible for [**], except as described on Schedule C. Customer may also request an [**] that is in good working order, in which case Customer shall be responsible for paying (or reimbursing NxStage) for all [**] associated with such [**].

For the sake of clarity, for each [**] provided after [**], NxStage will [**] an amount that will be mutually agreed to by the parties.

Customer agrees that it will, on all applicable cost reports or in response to any payor request for acquisition cost information, accurately report, pursuant to Section 7 of Schedule A of this Agreement (Discounts and Rebates), that any [**] it receives under this Technology [**] section were acquired at [**].

Schedule B-2 (continued)

Chronic Outpatient Therapy Agreement

Equipment/Ancillary/Replacement Supplies

The following pricing applies to the purchase of ancillary or replacement supplies.

Part Number	Category	Description	Quantity	[**]	[**]
ANC-101	Consumables	Replacement Priming Line with medication port	30/Case	[**]	[**]
ANC-200	Consumables	Drain Line extension	24/Case	[**]	[**]
CAR-124	Consumables	Cartridge w/o preattached dialyzer	6/Case	[**]	[**]
CAR-170	Consumables	Cartridge Express	6/Case	[**]	[**]
CAR-171	Consumables	Cartridge Express with anticoagulation line	6/Case	[**]	[**]
CAR-172	Consumables	Cartridge Express with medication ports	6/case	[**]	[**]
DTK-001	Consumables	Dialysate Test Kit	25/Case	[**]	[**]
FWS-206-B	Consumables	Comfortmate™ Warmer Disposable w/ 6 MLA lines	24/Case	[**]	[**]
FWS-209-B	Consumables	Comfortmate Warmer Disposable w/ 9 MLA lines	24/Case	[**]	[**]
FWS-304	Consumables	Express Warmer Disposable w/ 4 MLA lines	24/Case	[**]	[**]
FWS-308	Consumables	Express Warmer Disposable w/ 8 MLA lines	24/Case	[**]	[**]
PAK-001	Consumables	PureFlow™ SL PAK	Each	[**]	[**]
RFP-204	Consumables	Express Premixed Dialysate, 5L, Lactate 40 mEq/L, 1K	2/Case	[**]	[**]
RFP-205	Consumables	Express Premixed Dialysate, 5L, Lactate 35 mEq/L, 3K	2/Case	[**]	[**]
RFP-207	Consumables	Express Premixed Dialysate, 5L, Lactate 45 mEq/L, 1K	2/Case	[**]	[**]
RFP-209	Consumables	Express Premixed Dialysate, 5L, Lactate 45 mEq/L, 2K	2/Case	[**]	[**]
SAK-301	Consumables	PureFlow SL SAK, 60L Lactate 45 mEq/L, 1K	2/Case	[**]	[**]
SAK-302	Consumables	PureFlow SL SAK, 60L Lactate 40 mEq/L, 1K	2/Case	[**]	[**]
SAK-303	Consumables	PureFlow SL SAK - 50L Lactate 45 mEq/L, 1K	2/Case	[**]	[**]
SAK-304	Consumables	PureFlow SL SAK - 60L Lactate 45 mEq/L, 2K	2/Case	[**]	[**]
SAK-305	Consumables	PureFlow SL SAK - 40L Lactate 45 mEq/L, 1K	2/Case	[**]	[**]
SAK-306	Consumables	PureFlow SL SAK - 50L Lactate 45 mEq/L, 2K	2/Case	[**]	[**]
SAK-307	Consumables	PureFlow SL SAK - 50L Lactate 40 mEq/L, 1K	2/Case	[**]	[**]
TNPK-204	Consumables	Ten cases of RFP-204	10 Cases/Each	[**]	[**]
TNPK-205	Consumables	Ten cases of RFP-205	10 Cases/Each	[**]	[**]
TNPK-207	Consumables	Ten cases of RFP-207	10 Cases/Each	[**]	[**]
TNPK-209	Consumables	Ten cases of RFP-209	10 Cases/Each	[**]	[**]
NX0153-P	Accessories	Wheeled Base/Cycler Stand	Each	[**]	[**]
NC1012	Accessories	Soft-sided Travel Case	Each	[**]	[**]

NC1079	Accessories	Hard-sided Travel Case	Each	[**]	[**]
NX2000-3	Accessories	PureFlow SL Wheeled Base	Each	[**]	[**]
FW-300-1	Accessories	Express Fluid Warmer Accessory Kit	Each	[**]	[**]
NX0642	Accessories	Cycler Base and Fluid Detection Sensor	Each	[**]	[**]
NX0664	Accessories	Fluid Detection Sensor	Each	[**]	[**]
APM517	Accessories	Molded Plastic Cycler Replica	Each	[**]	[**]
NC1816-1**	Packaging	Cycler Packaging	Each	[**]	[**]
NC3219**	Packaging	FW-200 Packaging	Each	[**]	[**]
NX0601**	Packaging	FW-300 Packaging	Each	[**]	[**]
NX0624**	Packaging	FW-300-1 Packaging	Each	[**]	[**]
NC0742**	Packaging	Cycler Stand (NX0248-P) box	Each	[**]	[**]
NC0380**	Packaging	IV pole shipping tube	Each	[**]	[**]
NC2980**	Packaging	PureFlow SL Control Unit Packaging	Each	[**]	[**]
NX0464**	Packaging	PureFlow Chassis Packaging	Each	[**]	[**]
NC2320*	Documentation	NxStage System One Cycler Users Guide	Each	[**]	[**]
NC2327*	Documentation	PureFlow SL Users Guide	Each	[**]	[**]
NC1760	Documentation	Express Fluid Warmer User Guide (included in FW-300-1)	Each	[**]	[**]
NC0118*	Documentation	ComfortMate Fluid Warmer User Guide	Each	[**]	[**]
NC1344	Documentation	Troubleshooting Rinseback Tool	Each	[**]	[**]

* May be included in a [**] redeployment package as needed for each new patient start.

** Shipping is [**] of the packaging material.

Schedule B-2 (continued)

Chronic Outpatient Therapy Agreement

Equipment/Ancillary/Replacement Supplies

Part Number	Category	Description	Quantity	[**]	[**]
NX0232-R	Replacement Parts - Cycler	Jewel Box Computer	Each	[**]	[**]
NX0740-A	Replacement Parts - Cycler	ConNxBox™ Computer (AT&T)	Each	[**]	[**]
NX0740-S	Replacement Parts - Cycler	ConNxBox™ Computer (Sprint)	Each	[**]	[**]
NC0746*	Replacement Parts - Cycler	USB thumb drive	Each	[**]	[**]
NX0233*	Replacement Parts - Cycler	Phone line connection kit (splitter, cord, instructions)	Each	[**]	[**]
NX0424	Replacement Parts - Cycler	Adapter Feet for Cycler on PureFlow SL without Cycler Base	4/Pkg	[**]	[**]
NX0429-P	Replacement Parts - Cycler	Saline hook	Each	[**]	[**]
NX0593	Replacement Parts - Cycler	Filter tilter	Each	[**]	[**]
NX0248-01	Replacement Parts - Cycler	Table top stand and 4-hanger top for IV pole	Each	[**]	[**]
NX0248-02	Replacement Parts - Cycler	IV pole	Each	[**]	[**]
228	Replacement Parts - Cycler	4-hanger top for IV pole	Each	[**]	[**]
NC1292	Replacement Parts - Cycler	Screws to attach pole to stand	Each	[**]	[**]
NC0384	Replacement Parts - Cycler	Screws to attach hanger to pole	Each	[**]	[**]
86557030	Replacement Parts - Cycler	0.5 meter Warmer (FW-200) cord	Each	[**]	[**]
NX0599	Replacement Parts - Cycler	Express Fluid Warmer Bag Cover	Each	[**]	[**]
NX0600	Replacement Parts - Cycler	Express Fluid Warmer Bottom Mount	Each	[**]	[**]
NX0484	Replacement Parts - Cycler	Express Fluid Warmer Top Mount	Each	[**]	[**]
NX0485	Replacement Parts - Cycler	Express Fluid Warmer Collapsible Pole	Each	[**]	[**]
86557300	Replacement Parts - PFSL	1 meter Chassis Interconnect cord	Each	[**]	[**]
NC3822	Replacement Parts - PFSL	Replacement air filter & guard cover	Each	[**]	[**]
NC3823	Replacement Parts - PFSL	Replacement air filter & guard filter	Each	[**]	[**]
NC0985	Replacement Parts - PFSL	John Guest Check Valve	Each	[**]	[**]
NC1148	Replacement Parts - PFSL	Aerator Adapter 15/16-27 Male X 55/	Each	[**]	[**]
NC1176	Replacement Parts - PFSL	12’ Power cord	Each	[**]	[**]
NC1180	Replacement Parts - PFSL	Drain Saddle Valve	Each	[**]	[**]
NC1196	Replacement Parts - PFSL	Diverter Aerator - Pull Down	Each	[**]	[**]
NX0305	Replacement Parts - PFSL	Water connection kit - under sink	Each	[**]	[**]
NX0306	Replacement Parts - PFSL	20’ Drain Line Kit	Each	[**]	[**]
NX0415	Replacement Parts - PFSL	Water connection kit - faucet	Each	[**]	[**]
NX0416	Replacement Parts - PFSL	Water connection kit - washer hook up	Each	[**]	[**]
NX0509	Replacement Parts - PFSL	USB cable (J1)	Each	[**]	[**]
NX0513	Replacement Parts - PFSL	Control Unit adapter	2/Case	[**]	[**]
NX0516	Replacement Parts - PFSL	PureFlow SL drain line replacement (NC0991 Raw)	Each	[**]	[**]
NX0517	Replacement Parts - PFSL	Water Supply Line Replacement	Each	[**]	[**]
NX2000-4*	Replacement Parts - PFSL	Pretreatment Kit (includes hookups, wtr lines, drain)	Each	[**]	[**]
SED-001	Replacement Parts - PFSL	Sediment filter for pre-treatment kit	Each	[**]	[**]

*	May be included in a [**] redeployment package as needed for each new patient start.

Schedule B-2 (continued)

Chronic Outpatient Therapy Agreement

Redeployment and New Patient Packages

Redeployment Packages*1

Part Number	Description
NX0731	Pre-Mixed Dialysate Patient Redeployment Kit
NC0118	ComfortMate Fluid Warmer User’s Guide
NC2320-UG	Bound System One User’s Guide
NC2323	Cycler Base IFU
NC1760	NxStage Express Fluid Warmer User’s Guide
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

*1 Redeployment Packages are provided at [**] upon Customer’s request following each instance of system equipment redeployment.

Part Number	Description
NX0730	PureFlow SL Patient Redeployment Kit
CPM-001	Conductivity Preventative Maintenance
NX2000-4	Pretreatment Kit (includes hookups, wtr lines, drain)
NC2327	PF Users Guide
NC0118	ComfortMate Fluid Warmer User’s Guide
NC1760	NxStage Express Fluid Warmer User’s Guide
NC2320-UG	Bound System One User’s Guide
NC2323	Cycler Base IFU
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
09325-F/30	External Fan, Filter and Guard
NC1344	Rinseback Tool

New Patient Packages*2

Part Number	Description
NX0807	Pre-Mixed Dialysate Patient Starter Kit
NX1000-1	NxStage System One - Chronic
NX0740-S	ConNxBox with Sprint Modem
NX0642	Cycler Base and Fluid Detection Sensor
FW-300	Express Fluid Warmer
FW-300-1	Express Warmer Accessory Kit
NC2320-UG	Bound System One User’s Guide
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

Part Number	Description
NX0808	Pre-Mixed Dialysate Patient Starter Kit
NX1000-1	NxStage System One - Chronic
NX0740-A	ConNxBox with AT&T Modem
NX0642	Cycler Base and Fluid Detection Sensor
FW-300	Express Fluid Warmer
FW-300-1	Express Warmer Accessory Kit
NC2320-UG	Bound System One User’s Guide
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

Part Number	Description
NX0809	Pre-Mixed Dialysate Patient Starter Kit
NX1000-1	NxStage System One - Chronic
NX0232-R	Jewel Box
NX0642	Cycler Base and Fluid Detection Sensor
FW-300	Express Fluid Warmer
FW-300-1	Express Warmer Accessory Kit
NC2320-UG	Bound System One User’s Guide
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

*2 New patient packages are provided at the [**] set forth in Schedule B-4.

Schedule B-2 (continued)

Chronic Outpatient Therapy Agreement

Redeployment and New Patient Packages

New Patient Packages*2 (Continued)

Part Number	Description
NX0811	PureFlow SL Patient Starter Kit
NX1000-1	NxStage System One - Chronic
NX0740-S	ConNxBox with Sprint Modem
NX0642	Cycler Base and Fluid Detection Sensor
NX2000-1	PFSL Control Unit
NX2000-4	Pretreatment Kit (includes hookups, wtr lines, drain)
FW-300	Express Fluid Warmer
FW-300-1	Express Warmer Accessory Kit
NX0429-P	Saline hook
NC2320-UG	Bound System One User’s Guide
NC2327	PF Users Guide
NX2000-2	PFSL Cabinet
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

Part Number	Description
NX0812	PureFlow SL Patient Starter Kit
NX1000-1	NxStage System One - Chronic
NX0740-A	ConNxBox with AT&T Modem
NX0642	Cycler Base and Fluid Detection Sensor
NX2000-1	PFSL Control Unit
NX2000-4	Pretreatment Kit (includes hookups, wtr lines, drain)
FW-300	Express Fluid Warmer
FW-300-1	Express Warmer Accessory Kit
NX0429-P	Saline hook
NC2320-UG	Bound System One User’s Guide
NC2327	PF Users Guide
NX2000-2	PFSL Cabinet
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

Part Number	Description
NX0813	PureFlow SL Patient Starter Kit
NX1000-1	NxStage System One - Chronic
NX0232-R	Jewel Box
NX0642	Cycler Base and Fluid Detection Sensor
NX2000-1	PFSL Control Unit
NX2000-4	Pretreatment Kit (includes hookups, wtr lines, drain)
FW-300	Express Fluid Warmer
FW-300-1	Express Warmer Accessory Kit
NX0429-P	Saline hook
NC2320-UG	Bound System One User’s Guide
NC2327	PF Users Guide
NX2000-2	PFSL Cabinet
NC0746	NxStage Jump Drive
NC1560	Portable Thumb Drive Instructions
NC1344	Rinseback Tool

*2 New patient packages are provided at the [**] set forth in Schedule B-4.

Schedule B-3

Chronic Outpatient Therapy Agreement

Delivery Services

PUREFLOW SL

Part Number	Service	Charge
Standard	Product ([**] cases) delivered to patient’s front door and, if patient not home, left in protected area. Delivery is approximately [**] according to delivery schedule NxStage establishes with patient. No appointment.	[**]
DSC-001	Inside delivery (over-the-threshold) with an appointment and a [**] hour delivery window.*	[**]
DSC-002	After hours delivery (after 5 PM)*	[**]
DSC-003	Weekend/holiday delivery*	[**]
DSC-012	Additional deliveries per month ([**] per month is standard)	[**]

PUREFLOW EXPRESS (BAGS)

Part Number	Service	Charge
Standard	Product ([**] cases) delivered to patient’s home (over-the-threshold) with an appointment and a 4-hour delivery window according to delivery schedule established with patient.	[**]
DSC-004	Redelivery/partial delivery (e.g., patient refusal)	[**]
DSC-002	After hours delivery (after 5 PM)*	[**]
DSC-003	Weekend/holiday delivery*	[**]
DSC-005	Additional deliveries per month ([**] per month is standard)	[**]

EQUIPMENT/OTHER

Part Number	Service	Charge
DSC-006	Hardware/Supplies pickup — return to center	[**]
DSC-007	System packaging	[**]
DSC-010	After hours emergency delivery (after 5 PM)*	[**]
DSC-011	Request of shipment in less than normal lead time ([**] business days)	[**]
DSC-009	Cleaning of Systems is available on a “swap” basis. Systems returned for cleaning will be exchanged with “like new” Systems. Customer is responsible for System repairs beyond normal use and wear.	[**]

OFF SCHEDULE SHIPMENTS

Part Number	Service	Charge
DSC-013	Shipping & handling for supplies & boxes	[**]
Freight	System replacements (damage, loss)	[**]

* Where available - not available in all areas

NOTE: Center authorization is required for the above delivery services. The above delivery services and pricing may be amended at NxStage’s discretion with [**] days advanced written notice.

Schedule C

Chronic Outpatient Therapy

Warranty, Service, Recalls

Warranties

For a period of [**] following Customer’s receipt of Products under this Agreement, NxStage warrants that (a) the Products shall be free from defects in material and workmanship when delivered, and (b) the Products are fit for the indications described in their User’s Guides and package inserts when used in accordance with the instructions for use provided in such User’s Guides and package inserts. Unless such Products are used in accordance with such instructions and indications, this warranty is void and of no force or effect. NO OTHER EXPRESS OR IMPLIED WARRANTY EXISTS FOR ANY PRODUCTS, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. The warranties set forth herein shall extend only to the original purchaser. These warranties are not assignable or transferable. If, however, Customer transfers or resells Products as permitted by Schedule A, Section 3, NxStage will offer to the new owner of the transferred Products any time that remains under the [**] warranty for the transferred Products pursuant to a separate agreement between such new owner and NxStage.

NXSTAGE’S SOLE OBLIGATION AND CUSTOMER’S SOLE REMEDY FOR BREACH OF ANY WARRANTY PROVIDED HEREUNDER SHALL BE LIMITED TO PRODUCT REPAIR OR REPLACEMENT, AT NXSTAGE’S OPTION AND EXPENSE. ALL WARRANTIES SHALL BE VOIDED IF (i) the Product has been repaired or serviced by persons other than NxStage personnel or its authorized representatives, (ii) the replacement or repair is required due to the misuse or abuse of the Product, as determined by NxStage, (iii) the System is used with non-NxStage disposable products, (iv) the replacement or repair is required for reasons other than defects in materials and workmanship or, in the case of Systems, normal wear and tear, as determined by NxStage, or (v) the product is not used in accordance with its instructions for use, as determined by NxStage. IN NO EVENT SHALL NXSTAGE BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES AND/OR SUPPLY OF PRODUCTS HEREUNDER.

Service

System equipment may only be serviced by NxStage at this time. If a System in active use by Customer needs to be returned for service, NxStage will swap the System requiring service with another System in good working order, which may or may not be new, [**] to Customer except as set forth below. To obtain service on System equipment, Customer shall follow the procedure set forth below. With respect to each System purchased by Customer, including those purchased prior to the Effective Date (e.g., pursuant to an expired or terminated contract), NxStage shall charge fees for NxStage equipment service and maintenance (“Service Fees”) on such System in accordance with the table and terms set forth below. For the sake of clarity, if Customer transfer or resells System equipment as permitted by Schedule A, Section 3, then (a) Customer’s [**] will be the [**] that NxStage will use to calculate service fees for the [**] System equipment and (b) if Customer [**] the System equipment after a [**], then the [**] of the System equipment shall be charged service fees under [**] with NxStage as if the [**].

Equipment Service and Maintenance Costs — Purchased Equipment+
[**]			[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

+ For System equipment for which the applicable time period set forth in the table above has not yet lapsed, service is [**].

* This is intended to cover units [**] by NxStage customers acquired by Customer.

With respect to Service Fees owed during any month of the Term, NxStage will invoice Customer for such fees by no later than [**]. Each invoice shall identify the relevant equipment by PIN and the original serial number and current serial number associated with the PIN and shall be sent to the Authorized Customer Location that is currently in possession of the equipment (based on the location that is listed in NxStage’s database). Customer is responsible for notifying NxStage if Customer transfers equipment from one Authorized Customer Location to another Authorized Customer Location. Notwithstanding the foregoing, Customer agrees and acknowledges that NxStage has until [**] to invoice for Service Fees owed for [**].

Starting [**] and by the end of every [**] thereafter during the Term, NxStage shall provide to Customer a written report of all NxStage equipment ever purchased by Customer (including NxStage equipment purchased through Customer’s acquisitions of existing NxStage programs) with the following detail: (a) PIN, (b) original PIN issue date, (c) the Authorized Customer Location to which the PIN was originally shipped,(d) the original serial number associated with the PIN, (e) the current location of the PIN (based on the location that is listed in NxStage’s database), (f) the current serial number associated with the PIN, (g) the date the PIN was purchased, and (h) the date on which NxStage will begin [**] on the PIN.

Notwithstanding any other provision contained in the Agreement and for the sake of clarity, the foregoing pricing for Service Fees shall apply only during the Term and shall not survive termination of the Agreement. However, upon termination, NxStage shall [**]. After termination, for any System equipment purchased prior to the Effective Date or during the Contract Term for which the applicable time period set forth in the table above has not yet lapsed, for the remaining period of time, NxStage shall [**], in accordance with Section 25 of Schedule A. Except as stated in the foregoing sentence, after termination, NxStage may at any time separately [**]. After termination, for any System equipment purchased prior to the Effective Date or during the Contract Term for which the applicable time period set forth in the table above has lapsed, for [**] years from the original purchase date of such System equipment, the fees for service charged by NxStage to Customer shall not be more than [**].

Additional service charges for Systems shall also apply in the event (i) the System has been repaired or serviced by persons other than NxStage personnel or its authorized representatives, (ii) the replacement or repair is required due to the misuse or abuse of the System, as reasonably determined by NxStage, (iii) the System is used with non-NxStage disposable products, (iv) the replacement or repair is required for reasons other than defects in materials and workmanship or, in the case of equipment, normal wear and tear, as determined by NxStage, or (v) the System is not used in accordance with its instructions for use, as determined by NxStage. Such additional fees shall be charged consistent with NxStage’s then-current Fee for Service Program, the details of which shall be provided to Customer upon request.

To obtain service, Customer must contact NxStage Technical Support. Prior authorization from NxStage must be obtained before any Product is returned for service. Systems and other equipment supplied hereunder requiring service must be cleaned, according to the directions on the labeling. If Products are not cleaned, as instructed, NxStage shall charge Customer a minimum $[**] cleaning fee for each piece of equipment. NxStage will arrange for the shipment of all Products to be returned for service. NxStage will not be responsible for servicing Products that have not been shipped according to this procedure. NxStage shall use commercially reasonable efforts to repair or replace serviced Product within approximately [**] hours of giving authorization for service. Replaced Products shall be in good working order; they may or may not be new, and they may or may not be the same products originally shipped to Customer hereunder. For this purpose, good working order shall mean that the Product shall perform in accordance with its specifications and manuals, and be in physical condition and functionality equal to or better than that of the Product being replaced. In addition, NxStage shall use all commercially reasonable efforts to ensure that replacement Systems provided to Customer in connection with a service swap shall have an average days in service approximately equal to or less than the estimated days in service of the System returned by Customer in connection with a service swap hereunder.

Periodically, NxStage may elect to diagnose equipment servicing issues remotely, through data analysis or phone interviews. If equipment is returned at the insistence of Customer, or its patients, contrary to the recommendation of NxStage, and it is subsequently determined in the reasonable discretion of NxStage that such equipment was in good working order, Customer shall reimburse NxStage for the related costs of such return. NxStage shall use reasonable efforts to notify a designated Customer representative before accepting the return of equipment under such circumstances.

Recalls

In the event that any governmental agency or authority requests a recall, a field corrective action, product withdrawal or takes similar action in connection with any Product (each a “Product Recall”), or in the event NxStage determines an event, incident or circumstance has occurred that results in the need for a Product Recall, NxStage shall promptly notify Customer within [**] of such governmental agency or authority request or action or of NxStage’s decision to voluntarily institute a Product Recall. In the event of a Product Recall of any Product, NxStage shall (a) reimburse Customer for reasonable handling expenses incurred in returning units of the Product to NxStage or otherwise implementing the Product Recall; and (b) use all commercially reasonable efforts to promptly repair or replace the recalled Product with another NxStage product performing the same function in good working order. If a Product Recall materially and negatively impacts Customer’s ability to perform under this Agreement, NxStage shall allocate replacement Product to Customer consistent with Customer’s then-current share of NxStage’s Product in the field.

Schedule D

Chronic Outpatient Therapy Agreement

Authorized Customer Locations

[See attached]

[**]

64 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule E

Chronic Outpatient Therapy Agreement

Hawaii

The following additional specific terms and conditions pertain to purchase of the NxStage System One, Monthly Dialysis Supplies, related products and services for use in Hawaii for chronic patient therapy. Pricing in Schedules B-1, B-2 and B-3 of the Agreement shall apply with respect to the purchase of the System One, Monthly Dialysis Supplies, related products and services in Hawaii for use in chronic patient therapy unless otherwise noted. Additionally, if the terms and conditions of this Schedule conflict with or are in addition to the terms of the rest of this Agreement, the terms of this Schedule shall control with respect to Hawaii equipment, Monthly Dialysis Supplies, and services.

1. HAWAII EQUIPMENT AND MONTHLY SUPPLIES

All Systems will be purchased at pricing outlined in Schedule B-2. NxStage shall ship Systems to Customer’s [**] warehouse. It will be Customer’s responsibility to ship Systems from their warehouse to its Authorized Customer Locations in Hawaii.

The Monthly Dialysis Supplies as outlined on Schedule B-1 will be made available to Customer’s Hawaii home patients provided that (a) Monthly Dialysis Supplies must be ordered in [**] month [**] quantities per patient at the pricing outlined in Schedule B-1 (each a “Hawaiian Patient Order”), and (b) all Hawaiian Patient Orders must be submitted at the same time. For each Hawaiian Patient Order, Customer will be charged a $[**] fee to have such Hawaiian Patient Order on its own pallet, shrink-wrapped with the packing list identifying the patient to whom it will be delivered.

Monthly Dialysis Supplies prices quoted [**] freight to Customer’s [**] warehouse. Pricing is per patient month at physician prescribed frequency/fluid volume according to the choices outlined in Schedule B-1. Monthly Dialysis Supplies shipments will be based on the prescribed frequency and the inventory needs of the patient, as reported to NxStage by Customer.

Other Supplies, as listed in Schedule B-2, may be purchased at the outlined pricing in Schedule B-2, and pricing [**] freight to the Customer’s [**] warehouse.

Systems shall be serviced consistent with the terms of Schedules B-2 and C; provided that System service swaps shall occur at the Customer’s [**] warehouse.

The purchase of System Supplies, related products and services must be initiated by purchase orders or NxStage System Patient Orders (form available upon request), signed by the prescribing physician for the patients who will receive chronic therapy. All System orders must be initiated by purchase orders.

2. OTHER

Customer will provide the clinical support, training, and ongoing therapy expertise to support Hawaiian patients. NxStage technical support will be generally accessible 24/7, but customer service, product orders, and service exchanges may only be initiated by Customer personnel.

Schedule F

Chronic Outpatient Therapy Agreement

Experience the Difference

The “Experience the Difference” program (the “Program”) consists of NxStage customers working in cooperation with NxStage to offer qualifying in-center patients the opportunity to evaluate, for up to five (5) days, more frequent therapy with the NxStage System One.

In order for a patient to qualify to participate in the Program, such patient must be a chronic in-center renal failure patient for whom a physician has determined that more frequent therapy is appropriate and for whom NxStage has received a Patient Prescription Order signed by a physician during the term of the Agreement.

Product availability and pricing described in this Schedule F are valid only for more frequent therapy administered pursuant to the Program to qualifying patients who elect to participate in the Program.

The following terms and conditions pertain to the provision of Products for use solely in conjunction with the Program:

1. EQUIPMENT AND SUPPLIES

A) Customer may submit an order pursuant to Schedule A, Section 1 of the Agreement and subject to Section 1(D) below, to NxStage identifying any Products required for the Program. Customer may request, and NxStage will supply, Products for Customer’s patients participating in the Program. NxStage will supply the required Supplies to Customer at [**]. Customer shall account fully and accurately for, and report the total value of, the [**] pricing received pursuant to this Schedule F on applicable cost reports in compliance with all applicable federal, state and local laws and regulations, including but not limited to the Medicare and Medicaid “antikickback” laws and “safe harbor” regulations for discounts. In particular, Customer will (i) claim the benefit of [**] on System Supplies received from NxStage pursuant to this Schedule E in the fiscal year in which earned or in the following year, (ii) fully and accurately report such [**] in the applicable cost report, and (iii) provide, upon request by the U.S. Secretary of Health and Human Services, a State Medicaid agency or any other federally funded state health care program, complete information concerning the amount or value of the [**] received hereunder and identifying the goods purchased to which such [**] apply.

B) Notwithstanding the foregoing, instead of ordering Product from NxStage as described in Section 1(A) above, Customer may use any unused (or, with respect to the System One, unemployed) Product available at its center for the Program to minimize any Product deliveries required from NxStage during the Program.

C) Customer agrees that Products provided by NxStage pursuant to Section 1(A) above shall be used solely for purposes of the Program.

D) PureFlow SL Supplies and PureFlow Express (Bags) Supplies (as defined in the chart below) will be made available by NxStage for Customer’s Program patients. Such Supplies will only be shipped to Customer’s center in [**] quantities, and the prices quoted below [**] freight to Customer’s training facility. Pricing is per [**] at physician prescribed fluid volume according to the choices outlined below.

PureFlow SL Supplies (means System One cartridges with pre-attached filter and PureFlow SL disposables cartridges and sets required to prepare dialysate for the prescribed frequency/fluid volume)	[**]	[**]
ETDPF-20-N-5-SUP 5x weekly, 20L	[**]	[**]
ETDPF-25-N-5-SUP 5x weekly, 25L	[**]	[**]
ETDPF-30-N-5-SUP 5x weekly, 30L	[**]	[**]
PureFlow Express (Bags) Supplies (Includes System One cartridges with pre-attached filter and premixed bagged dialysate to deliver prescribed frequency/fluid volume)	[**]	[**]
ETDEX-20-N-5-SUP 5x weekly, 20L	[**]	[**]
ETDEX-25-N-5-SUP 5x weekly, 25L	[**]	[**]
ETDEX-30-N-5-SUP 5x weekly, 30L	[**]	[**]

E) Customer shall receive itemized [**] invoices from NxStage, indicating the amount of Product provided at [**] rates during the Program, to enable Customer to satisfy its reporting obligations relating to the Product [**] received hereunder, as described above.

F) For each Program patient (i) that Customer trains on its in-center dialysis floor, (ii) whose physician prescribes more frequent therapy with the NxStage System One after completing the Program, and (iii) who remains on more frequent therapy with the NxStage System One for an additional [**] from the end of the Program, NxStage will [**] within [**] days after Customer notifies NxStage that the criteria above has been met. For the sake of clarity, NxStage will not [**] with respect to a particular patient if Customer used any unused Product available at its center for the Program for such patient to minimize any Product deliveries required from NxStage during the Program.

2. TERM OF PROGRAM

The Program will be available to Customer during the term of the Agreement; provided that the parties agree that each individual patient may only participate in the Program for up to five (5) days and no longer.

In the event that the Agreement terminates during the course of one or more patients’ therapy pursuant to the Program, the parties agree that the Program shall be extended (on the terms and conditions set forth in this Schedule F) solely to enable such in-progress therapy to be completed. In no event shall Customer enroll any additional patients in the Program during such time.

3. CONDITIONS FOR PRODUCT AVAILABILITY AND PROGRAM PARTICIPATION

As a condition to Customer’s participation in the Program, Customer agrees to:

•	advise each patient seeking to participate in the Program that (i) to qualify for Program participation such patient must first consult with his/her physician for a determination as to whether dialysis with the NxStage System One is medically appropriate for him/her, and (ii) his/her physician must prescribe this form of therapy for the period of one week during the Program; and

•	advise each patient who qualifies for the Program whether and how billing by the Customer for dialysis during the one week trial provided as part of the Program will differ from billing for his/her current/existing dialysis regimen.

4. OTHER

Customer will provide the clinical support, training, and ongoing therapy expertise to support Program patients.